April 23, 2001

Mr. Joseph Chang
President
Pharmanex

         RE:  Amendment to Employment Terms

Dear Joe:

         This letter, when executed by you in the space provided below, will constitute an amendment to your Employment Agreement with Nu Skin Enterprises, Inc. and its Pharmanex division (together the “Company”), dated as of April 1, 2000 (the “Employment Agreement”).

         Section 3.1 of the Employment Agreement is hereby amended to provide for a minimum annual cash bonus of 10% of your base salary. For 2001, the minimum cash bonus of $30,000 will be paid as soon as practicable following the execution of this letter agreement. This guaranteed minimum bonus will be paid for at least 3 years, as long as you remain employed by the Company.

         The Company also agrees to make a loan to you for the purpose of purchasing a home along the Wasatch front of Utah. The principal loan amount will be for any amount up to $500,000, assuming that the home you purchase has a purchase price of at least $500,000. The loan will bear interest at the lowest rate allowable under applicable IRS regulations. The term of the loan will be the earlier of (a) five years, or (b) six months form the date of termination of your employment, with accrued interest paid annually. The loan will be secured by a first mortgage position in the home you choose to purchase.

         In the event you choose to relocate from the Wasatch front, at your option, the Company will purchase your home for the original purchase price. This election must be made within 6 months of the later of (a) termination of your employment for any reason, or (b) your move away form the Wasatch front.

         All other provisions of the Employment Agreement remain in full force and effect.

         Please indicate your acceptance of the terms of this letter by signing the space provided below.

Very truly yours,

/s/Truman Hunt

Truman Hunt
Executive Vice President
General Counsel

Agreed to this ____ day of April, 2001.

/s/ Joseph Y. Chang

Joseph Y. Chang